UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AMYLIN PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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April 7, 2009

Richard J. Barry

Founder and Portfolio Manager

Eastbourne Capital Management, L.L.C.

1101 Fifth Avenue, Suite 370

San Rafael, California 94901

Dear Rick:

As Lead Independent Director of Amylin, I am responding to your April 3, 2009, letter addressed to Amylin’s Board of Directors.

As I outlined in a communication to Amylin shareholders last week, Amylin is at a critical juncture as our strategy is beginning to yield important results.  We have a number of significant upcoming milestones, most notably the launch of exenatide once weekly, which we are confident will achieve a best-in-class product profile and is on schedule to launch in 2010.  At such a significant time for Amylin, we know that the company needs the best possible Board of Directors, focused on guiding management’s execution of our business strategy and delivering value to all our shareholders.  We have put forward a slate of highly qualified and experienced individuals and taken steps to ensure transparency and principled corporate governance with regard to the proxy process.

In your April 3 letter, you question Amylin’s dialogue with our shareholders.  One of our priorities is to always maintain open and constructive discussions with our shareholders.  In fact, our proposed slate of directors is based upon such conversations.  As part of a thorough process to assemble the most qualified and experienced directors to lead Amylin, our Board of Directors reached out to many shareholders for input.  Given the importance of exenatide once weekly, many shareholders including Eastbourne expressed an interest in having more commercial and operational expertise on the Board.  We listened closely to this advice and these are key attributes of the two new independent nominees: Paul N. Clark, former Chairman, Chief Executive Officer and President of Icos Corporation, and Paulo F. Costa, former President and Chief Executive Officer of Novartis U.S. Corporation.  Both Mr. Clark and Mr. Costa bring additional commercial and operational expertise in the biopharmaceutical industry to Amylin’s Board and will enhance its existing strength in these areas.

As you know, last month we also reached out to Eastbourne to obtain your input regarding the determination of the Board’s slate. Unfortunately, our outreach has not been fruitful as you stated that you would only be willing to meet with us if, as a precondition to such a meeting, Amylin agreed in advance to a substantial change in the composition of the Board.

We continue to remain available at your convenience to engage in discussions with you. However, rather than agreeing to preconditions, we would prefer to have an open dialogue with you to discuss these issues in detail.

I would also like to take this opportunity to address Amylin’s change of control provisions in our debt agreements.  The types of provisions in our agreements are common and are designed to protect the interests of creditors. These provisions are addressed in model covenants published by the American Bar Association and, of the 26 comparable biotechnology companies with publicly-traded convertible securities that we identified, 15 (58%) have similar provisions included in their indentures.

The Board is actively exploring how it could address the concerns over the change of control provisions in our debt agreements while fulfilling our commitment to our shareholders, our debt holders and Amylin.  With respect to the convertible notes due 2014, we have approached the trustee to seek confirmation of its view that the Board has the ability to approve any shareholder-proposed nominees at any time up to the election.  The trustee refused to confirm that view, so we are looking to the court to resolve this issue on an expedited basis.  With respect to the credit agreement, we have contacted the administrative agent to request an amendment or waiver of the debt acceleration provision triggered by the election of six or more nominees put forward by Eastbourne and Icahn.

Taking actions with respect to the change of control provisions in our indenture for the convertible notes due 2014 and credit agreement cannot be done by the Board without due consideration for third party creditors’ rights and the resulting financial impact on the company.  We agree with Eastbourne that it is important not to breach these covenants.  So, as soon as it became clear that Eastbourne and Icahn intended to launch proxy contests that could result in a change of control, we immediately began a process to seek clarification under the debt instruments as outlined above.

We believe it is in the interest of all our shareholders that the time, energy and focus of the Board and management team remain on developing and executing Amylin’s strategy.  To that end, we remain available at your convenience to engage in discussions with you.

Sincerely,

/S/ James N. Wilson
James N. Wilson
Lead Independent Director Amylin Pharmaceuticals, Inc.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This release may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders.  Amylin will be filing a proxy statement with the Securities and Exchange Commission (“SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE BLUE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and securityholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

PARTICIPANTS IN SOLICITATION

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders.  Information regarding the interests of Amylin’s directors and executive officers in the proxy contest will be included in Amylin’s definitive proxy statement.